Exhibit 99.1

AITX’s Subsidiary Robotic Assistance Devices Announces New Position of Senior Vice President of Revenue Operations

Troy McCanna Promoted to New Dual Role

Detroit, Michigan, December 6, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), is pleased to announce the promotion of Troy McCanna from Vice President of Business Development to Senior Vice President of Revenue Operations. In this newly created and expanded role, McCanna will oversee all business development activities while continuing to serve as the RAD’s Chief Security Officer (CSO).

McCanna’s two years with RAD have been marked with notable successes and he has participated in the capture of over 50% of RAD’s sales. McCanna is an esteemed security professional with a background that began as a municipal city police officer that led to a distinguished 23-year career as an FBI Agent and included extensive experience as a Multi-Jurisdictional Task Force Coordinator/Supervisor. His contributions have been crucial in various national and local security events, including post-9/11 duties and active shooter incidents throughout the Midwest. McCanna’s expertise and experience bring unparalleled depth to his role at RAD.

Upon accepting his new role, McCanna expressed, “I am truly honored to take on this expanded responsibility. My journey, from law enforcement to the FBI, and now with RAD, has been incredibly rewarding. I am excited to leverage my experience to further drive the Company’s growth and continue our mission of redefining security solutions through innovative AI technology.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, commented on McCanna’s promotion, “Troy is the epitome of leadership and commitment. His extensive background in security and his impressive track record at RAD make him the ideal candidate to lead our business development efforts. We are confident that under his guidance, RAD will achieve new heights in revenue growth and continue to make significant strides in the industry.”

McCanna’s promotion is a strategic move for RAD, aligning with the Company’s goals for expansion and growth in the AI security solutions market. His leadership and vision are expected to play a pivotal role in steering the company towards significant revenue growth and greater market penetration.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price. The realization of the revenue referenced above is contingent upon several factors, including RAD producing and delivering the ordered products, customer acceptance of said deliveries, proper operation, client acceptance, client payment and any other issues that could interfere with these activities.

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Steve Reinharz

949-636-7060

@SteveReinharz